July 12, 2020

Dear Clinigence Holdings, Inc. Board of Directors

As per our agreement today, please accept this letter as formal notification that I am resigning from my position as Chief Executive Officer of Clinigence Holdings, Inc. (the “Company”) effective today.

After more than a decade of taking Clinigence from a sketch of an idea on a pizza box to a public company leading the healthcare market through the turbulent waters of resource and value optimization, it is time for me to start a new chapter.

I am grateful to our Chairman, Dr. Warren Hosseinion for helping us navigate our way to the public markets over the past two years. I have learned a great deal from him and from each and every one of you.

I trust that you, along with my esteemed colleague, co-founder of Qualmetrix, and successor as CEO – Dr. Larry Schimmel - will continue leading Clinigence into more growth and success in the coming years.

You may be losing me as CEO, but I will continue to offer guidance and assistance to you as a member of the board of directors.

Sincerely,

Jacob “Kobi” Margolin